                                                                     EXHIBIT 2.1

                         AGREEMENT AND PLAN OF MERGER

     This Agreement and Plan of Merger (the "Agreement") is made as of the 16th day of December, 1997, by and among Whole Foods Market, Inc., a Texas corporation (the "Parent"); WFM Colorado Acquisition, Inc., a Colorado corporation (the "Subsidiary"); Allegro Coffee Company, Inc., a Colorado corporation (the "Company"); and the individuals listed on Schedule I hereto (the "Shareholders").

     In consideration of the mutual covenants and agreements contained herein, the parties hereto covenant and agree as follows:

1.   THE MERGER.
     ----------

     1.1.  Merger.  In accordance with the provisions of the business
           ------
corporation laws of the State of Colorado at the Effective Date (as hereinafter defined), the Subsidiary shall be merged (the "Merger") with and into the Company, and the Company shall be the surviving corporation (the "Surviving Corporation") and as such shall continue to be governed by the laws of the State of Colorado.

     1.2.  Continuing of Corporate Existence.  Except as may otherwise be set
           ---------------------------------
forth herein, the corporate existence and identity of the Company, with all its purposes, powers, franchises, privileges, rights and immunities, shall continue unaffected and unimpaired by the Merger, and the corporate existence and identity of the Subsidiary, with all its purposes, powers, franchises, privileges, rights and immunities, at the Effective Date shall be merged with and into that of the Company, and the Surviving Corporation shall be vested fully therewith and the separate corporate existence and identity of the Subsidiary shall thereafter cease except to the extent continued by statute.

     1.3.  Effective Date.  The Merger shall become effective upon the filing on
           --------------
the Closing Date (as defined herein) of the Articles of Merger with the Secretary of State of the State of Colorado pursuant to the provisions of the Colorado Business Corporation Act. The date and time when the Merger shall become effective is hereinafter referred to as the "Effective Date".

     1.4.  Corporate Government.
           --------------------

           (a) The Articles of Incorporation of the Company, as in effect on the Effective Date, shall continue in full force and effect and shall be the Certificate of Incorporation of the Surviving Corporation.

           (b) The Bylaws of the Company, as in effect as of the Effective Date, shall continue in full force and effect and shall be the Bylaws of the Surviving Corporation.
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          (c) The members of the Board of Directors and the officers of the
     Surviving Corporation shall be the persons holding such offices in the Subsidiary as of the Effective Date. None of the members of the Board of Directors or the officers of the Company as of the date hereof shall become members of the Board of Directors or executive officers of the Surviving Corporation upon the Effective Date.

     1.5. Rights and Liabilities of the Surviving Corporation.  The Surviving
          ---------------------------------------------------
Corporation shall have the following rights and obligations:

          (a) The Surviving Corporation shall have all the rights, privileges immunities and powers and shall be subject to all the duties and liabilities of a corporation organized under the laws of the State of Colorado.

          (b) The Surviving Corporation shall possess all of the rights, privileges immunities and franchises, of either a public or private nature, of the Company and the Subsidiary and all property, real, personal and mixed, and all debts due on whatever account, including subscription to shares, and all other choses in action, and every other interest of or belonging or due to the Company and the Subsidiary shall be taken and deemed to be transferred or invested in the Surviving Corporation without further act or deed.

          (c) At the Effective Date, the Surviving Corporation shall thenceforth be responsible and liable for all liabilities and obligations of the Company and the Subsidiary, and any claim existing or action or proceeding pending by or against the Subsidiary or the Company may be prosecuted as if the Merger had not occurred, or the Surviving Corporation may be substituted in its place. Neither the rights of creditors nor any liens upon the property of the Subsidiary or the Company shall be impaired by the Merger.

     1.6. Closing.  Consummation of the transactions contemplated by this
          -------
Agreement (the "Closing") shall take place at the offices of Parent in Austin, Texas commencing as soon as possible after the execution of this Agreement when each of the other conditions set forth in Articles 6 and 7 have been satisfied or waived, and shall proceed promptly to conclusion, or at such other place, time and date as shall be fixed by mutual agreement between Parent and the Company. The day on which the Closing shall occur is referred to herein as the "Closing Date." Each party will cause to be prepared, executed and delivered Articles of Merger to be filed with the Secretary of State of Colorado and all other appropriate and customary documents as any party or its counsel may reasonably request for the purpose of consummating the transactions contemplated by this Agreement. All actions taken at the Closing shall be deemed to have been taken simultaneously at the time the last of any such actions is taken or completed.

     1.7.  Tax Consequences.  It is intended that the Merger shall constitute a
           ----------------
reorganization within the meaning of Section 368 of the Internal Revenue Code of 1986, as amended (the "Code"), and that this Agreement shall constitute a "plan of reorganization" for the purposes of Section 368 of the Code.

     1.8.  Pooling of Interests.  It is the intention of the parties hereto that
           --------------------
the Merger will be treated for financial reporting purposes as a pooling of interests.

2.   CONVERSION OF SHARES.
     --------------------

     2.1.  Conversion of Shares.  At the Effective Date, by virtue of the Merger
           --------------------
and without any action on the part of the holder thereof:

           (a) The outstanding shares of common stock, no par value, of the Company ("Company Common Stock") in the aggregate and on a fully diluted basis (assuming the exercise of the "Convertible Securities" (defined hereinafter)) immediately prior to the Effective Date, shall at the Effective Date, by virtue of the Merger and without any action on the part of the holders thereof, be converted into such number of shares of common stock, no par value, of Parent ("Parent Common Stock") as is equal to $7,862,500 divided by the average closing price (the "Determination Price") of Parent Common Stock (as reported by the Southwest Edition of The Wall Street Journal) on the Nasdaq National Market System for the 30 trading days ended two trading days prior to the Closing Date. The foregoing number of shares of Parent Common Stock shall be referred to hereinafter as the "Merger Consideration".

           (b) The Shareholders owning Convertible Securities hereby exercise their respective Convertible Securities, provided that such exercise shall be effective as of the Effective Date. As set forth in paragraph (a) above, the shares of Company Common Stock to be issued upon the exercise of the Convertible Securities shall be included in the shares of Company Common Stock that are to be converted into Parent Common Stock as set forth therein. The ownership percentages of the Shareholders, as set forth on
     Schedule 1 to this Agreement, have been adjusted so that the Merger Consideration to be received by holders of the Convertible Securities is reduced by the exercise price of such Convertible Securities. The term "Convertible Securities" shall mean all outstanding options, warrants or other securities of the Company convertible into Common Stock immediately prior to the Effective Date.

           (c) Each share of common stock, $.01 par value, of Subsidiary which shall be outstanding immediately prior to the Effective Date, shall at the Effective Date, by virtue of the Merger and without any action on the part of the holder thereof, be converted into one share of newly issued Company Common Stock.

           (d) The Merger Consideration shall be allocated among the Shareholders in accordance with the ownership percentages set forth opposite their names on Schedule 1 to this Agreement. No scrip or fractional shares of Parent Common Stock shall be issued in the Merger. All fractional shares of Parent Common Stock to which a Shareholder of the Company would otherwise be entitled with respect to each certificate representing Company Common Stock issued pursuant to this Agreement shall be aggregated. If a fractional share results from such aggregation, such Shareholder shall be entitled to receive from Parent an amount in cash in lieu of such fractional share, based on a per share price equal to the Determination Price.

     2.2.  Closing Procedure.  At the Closing, the Parent shall issue the shares
           -----------------
of Parent Common Stock representing the Merger Consideration to the Shareholders in exchange for certificates representing 100% of the Company Common Stock and the documents evidencing the Convertible Securities; provided, however, that the Parent and the Shareholders shall jointly deposit such nearest whole number of shares of Parent Common Stock as is equal to $500,000 divided by the Determination Price with an escrow agent (the "Post Closing Escrow Agent") to be held pursuant to the terms of the Post-Closing Escrow Agreement of even date herewith in the form attached hereto as Exhibit C (the "Post-Closing Escrow Agreement"). The Post-Closing Escrow Agent shall hold such escrowed shares of Parent Common Stock for a period of one year, after which the escrowed amount shall be delivered to the Shareholders, subject to earlier claims in favor of Parent as set forth in the Post-Closing Escrow Agreement.

3.   REPRESENTATIONS AND WARRANTIES OF THE COMPANY AND THE SHAREHOLDERS.  Except
     ------------------------------------------------------------------
as set forth on the Company Disclosure Schedule, the Company, each of the Core Shareholders (as designated on Schedule 1) and each of the Non-Core Shareholders (as designated on Schedule 1), hereby represent and warrant to Parent as follows; provided, however, that (a) none of the Non-Core Shareholders are
         --------  -------
hereby making any of the representations and warranties contained in this
Section 3 other than the representations and warranties set forth in Sections 3.3, 3.4, 3.5, 3.6 and 3.17 to the extent such representations and warranties relate to such Shareholder, and (ii) notwithstanding the foregoing, each Shareholder remains subject to his indemnification obligations set forth in
Section 8 hereof.

     3.1.  Organization and Good Standing of the Company.  The Company is a
           ---------------------------------------------
corporation duly organized, validly existing and in good standing under the laws of the State of Colorado.

     3.2.  Subsidiaries, Investments.  The Company has no equity, profit
           -------------------------
sharing, participation or other ownership interest in any corporation or partnership.

     3.3.  Corporate Power and Authority; Binding Effect.  The Company has the
           ---------------------------------------------
corporate power and authority and, to the best of its knowledge, all material licenses and permits required by governmental authorities to own, lease and operate its properties and assets, to carry on its business as currently being conducted, and to execute, deliver and perform this Agreement. This Agreement has been or will have been duly authorized, executed and delivered by the Company and the Shareholders and is the legal, valid and binding obligation of the Company and the Shareholders enforceable in accordance with its terms, except that (a) enforceability may be limited by bankruptcy, insolvency or other similar laws affecting creditors' rights and (b) the availability of equitable remedies may be limited by equitable principles of general applicability.

     3.4.  Compliance with Other Instruments.  Neither the execution and
           ---------------------------------
delivery by the Company or the Shareholders of this Agreement nor the consummation by them of the transactions contemplated hereby will violate, breach, be in conflict with, or constitute a default under, or permit the termination or the acceleration of maturity of, or result in the imposition of any lien, claim or encumbrance upon any property or asset of the Company pursuant to (a) the Company's articles of incorporation or bylaws or (b) any note, bond, indenture, mortgage, deed of trust, evidence of indebtedness, loan or lease agreement, other agreement or instrument that is material to the business of the Company, judgment, order, injunction or decree by which the Company or a Shareholder is bound, to which any of them is a party or to which any of their assets are subject.

     3.5.  Consents.  No approval, authorization, consent, order or other action
           --------
of, or filing with, any governmental authority or administrative agency is required in connection with the execution and delivery by the Company or the Shareholders of this Agreement or the consummation of the transactions contemplated hereby. No approval, authorization or consent of any other third party is required in connection with the execution and delivery by the Company or the Shareholders of this Agreement and the consummation of the transactions contemplated hereby.

     3.6.  Capitalization.  Schedule 3.6 sets forth the authorized capital stock
           --------------
of the Company. All of the issued and outstanding shares of the Company Common Stock have been duly authorized and validly issued and are fully paid and nonassessable and are owned of record and beneficially by the Shareholders, free and clear of all liens, claims and encumbrances. As of the Closing, there will be no voting trusts, shareholder agreements or other voting arrangements by the shareholders of the Company. Other than the Convertible Securities, there is no outstanding subscription, contract, convertible or exchangeable security, option, warrant, call or other right obligating the Company to issue, sell, exchange, or otherwise dispose of, or to purchase, redeem or otherwise acquire, shares of, or securities convertible into or exchangeable for, capital stock of the Company.

     3.7.  Financial Statements and Records of the Company.
           -----------------------------------------------

           (a) The Company has delivered to Parent true, correct and complete copies of the following financial statements (collectively, the "Company Financial Statements"): (i) the unaudited balance sheet of the Company as of December 31, 1996, and the related statement of income for the year then ended, and (ii) the unaudited balance sheet of the Company as of October 31, 1997, and the related statement of income for the ten months then ended.

           (b) The Company Financial Statements present fairly the assets, liabilities and financial position of the Company as of the dates thereof and the results of operations thereof for the periods then ended and have been prepared in conformity with generally accepted accounting principles applied on a consistent basis with prior periods. The books and records of the Company have been and are being maintained in accordance with good business practice, reflect only valid transactions, are complete and correct in all material respects, and present fairly in all material respects the basis for the financial position and results of operations of the Company set forth in the Company Financial Statements.

           (c) As of the Closing Date, the Closing Value of the Company, as determined in accordance with Section 5.7 of this Agreement, will be no less than $1,500,000.

     3.8.  Absence of Certain Changes.  Since October 31, 1997, the Company has
           --------------------------
not (except (a) as may result from the transactions contemplated by this Agreement, (b) as set forth on the Company Financial Statements, or (c) as set forth on Schedule 3.8):

           (i) suffered any change in its business, results of operations, working capital, assets, liabilities or condition (financial or otherwise) or the manner of conducting its business other than changes in the ordinary course of business that, individually or in the aggregate, have not had a material adverse effect on the Company;

           (ii) suffered any damage or destruction to or loss of its assets not covered by insurance, or any loss of suppliers, that has a material adverse effect on the business, results of operations, assets or condition (financial or otherwise) of the Company;

           (iii) acquired or disposed of any asset, or incurred, assumed, guaranteed, endorsed, paid or discharged any indebtedness, liability or obligation, or subjected or permitted to be subjected any material amount of assets to any lien, claim or encumbrance of any kind, except in the ordinary course of business or pursuant to agreements in force at the date of this Agreement;

           (iv) forgiven, compromised, canceled, released, waived or permitted to lapse any material rights or claims;

           (v) entered into or terminated any material agreement, commitment or transaction, or agreed or made any changes in material leases or agreements, other than renewals or extensions thereof and leases, agreements, transactions and commitments entered into in the ordinary course of business;

           (vi) written up, written down or written off the book value of any material amount of assets;

           (vii) declared, paid or set aside for payment any dividend or distribution with respect to its capital stock;

           (viii) redeemed, purchased or otherwise acquired, or sold, granted or otherwise disposed of, directly or indirectly, any of its capital stock or securities or any rights to acquire such capital stock or securities, or agreed to changes in the terms and conditions of any such rights outstanding as of the date of this Agreement;

           (ix) increased the compensation of or paid any bonuses to any employees or contributed to any employee benefit plan, other than in accordance with established policies, practices or requirements;

           (x) entered into any employment, consulting, compensation or collective bargaining agreement with any person or group; or

           (xi)   entered into, adopted or amended any employee benefit plan.

     3.9.  No Material Undisclosed Liabilities.  There are no material
           -----------------------------------
liabilities or obligations of the Company of any nature, whether absolute, accrued, contingent or otherwise, other than (a) the liabilities and obligations that are fully reflected, accrued, or reserved against on the Company Financial Statements, for which the reserves are appropriate and reasonable, or incurred in the ordinary course of business and consistent with past practices since October 31, 1997, or (b) liabilities or obligations not required to be disclosed in financial statements prepared in accordance with generally accepted accounting principles.

     3.10. Tax Liabilities.  The Company has filed all federal, state, county
           ---------------
and local tax returns and reports required to be filed by it, including those with respect to income, payroll, property, withholding, social security, unemployment, franchise, excise and sales taxes; has either paid in full all taxes that have become due as reflected on any return or report and any interest and penalties with respect thereto or has fully accrued on its books or has established adequate reserves for all taxes payable but not yet due; and has made required cash deposits with appropriate governmental authorities representing estimated payments of taxes, including income taxes and employee withholding tax obligations. No extension or waiver of any statute of limitations or time within which to file any return has been granted to or requested by the Company with respect to any tax. No unsatisfied deficiency, delinquency or default for any tax, assessment or governmental charge has been assessed (or, to the knowledge of the Company, claimed or proposed) against the Company, nor has the Company received notice of any such deficiency, delinquency or default.

     3.11.  Title to Properties.
            -------------------

            (a) The Company has good and marketable fee or leasehold title to the assets reflected in its books and records as being owned or leased, including (except as they have since been affected by transactions in the ordinary course of business) the real and personal properties reflected in the Company Financial Statements (except for assets subject to financing leases required to be capitalized under generally accepted accounting principles, all of which are so reflected in the Company Financial Statements or notes thereto), and all assets purchased by the Company since the date of the Company Financial Statements (except for such assets as have been disposed of by the Company in the ordinary course of business), free and clear of any lien, claim or encumbrance, except as reflected in the Company Financial Statements or notes thereto and except for:

                (i) liens for taxes, assessments or other governmental charges not yet due and payable;

                (ii) statutory liens incurred in the ordinary course of business with respect to liabilities that are not yet due and payable;

                (iii) landlord liens contained in leases in the ordinary course of business; and

                (iv) such imperfections of title and/or encumbrances as are not material in character, amount or extent and do not materially detract from the value or interfere with the use of the properties and assets subject thereto or affected thereby.

            (b) The Company does not own, nor has it ever owned, any real property. With respect to the Company's leased real property (the "Real

     Estate"), to the Company's knowledge, (i) applicable zoning ordinances permit the operation of the Company's business at the Real Estate; (ii) the Company has all easements and rights, including easements for all utilities, services, roadways and other means of ingress and egress, necessary to operate its business on the Real Estate; (iii) the Real Estate is not located within a flood or lakeshore erosion hazard area; and (iv) neither the whole nor any portion of the Real Estate has been condemned, requisitioned or otherwise taken by any public authority, and no notice of any such condemnation, requisition or taking has been received; except in each case where the failure of such provisions to be true and correct would not have a material adverse effect on the business and operations of the Company. No such condemnation, requisition or taking is threatened or contemplated to the Company's knowledge, and there are no pending public improvements which may result in special assessments against or which may otherwise materially and adversely affect the Real Estate. To the knowledge of the Company, the Real Estate has not been used for deposit or disposal of hazardous wastes or substances in violation of any past or current law in any material respect and there is no material liability under past or current law with respect to any hazardous wastes or substances which have been deposited or disposed of on or in the Real Estate.

            (c) The Company has received no notice of, and has no actual knowledge of, any material violation of any zoning, building, health, fire, water use or similar statute, ordinance, law, regulation or code in connection with the Real Estate.

            (d) To the knowledge of the Company, no hazardous or toxic material (as hereinafter defined) exists in any structure located on, or exists on or under the surface of, the Real Estate which is, in any case, in material violation of applicable environmental law. For purposes of this Section, "hazardous or toxic material" shall mean waste, substance, materials, smoke, gas or particulate matter designated as hazardous, toxic or dangerous under any environmental law. For purposes of this Section, "environmental law" shall include the Comprehensive Environmental Response Compensation and Liability Act, the Clean Air Act, the Clean Water Act and any other applicable federal, state or local environmental, health or safety law, rule or regulation relating to or imposing liability or standards concerning or in connection with hazardous, toxic or dangerous waste, substance, materials, smoke, gas or particulate matter.

     3.12.  Condition of Assets.  All of the assets of the Company viewed as a
            -------------------
whole and not on an asset by asset basis are in good condition and working order, ordinary wear and tear excepted, and are suitable for the uses for which intended, free from any known defects, except such minor defects, as do not substantially interfere with the continued use thereof.

     3.13.  Contracts.  Set forth on Schedule 3.13 are complete and accurate
            ---------
lists of all of the following categories of contracts and commitments (including summaries of oral contracts) to which the Company is a party or bound:

            (a) contracts with any labor union; employee benefit plans or contracts; and employment, consulting or similar contracts, including confidentiality agreements;

            (b) leases, whether as lessor or lessee; loan agreements, mortgages, indentures, instruments of indebtedness or commitments in each case involving indebtedness for borrowed money or money loaned to others; and guaranty or suretyship, performance bond, indemnification or contribution agreements involving obligations;

            (c) contracts with third parties that involve aggregate payments by the Company of more than $25,000;

            (d) insurance policies material to the business of the Company; and

            (e) other contracts that are material to the operations, business or financial condition of the Company.

To the extent requested, the Company has furnished or made available accurate and complete copies of the foregoing contracts and agreements to Parent. All such contracts are valid, binding, subsisting and enforceable obligations of the Company. No contracts or commitments have been made by the Company granting any person any right to develop, franchise, license, own, manage or operate the Supermarkets or any future store. The Company has not entered into any commitment or understanding for the lease of real property other than the Real Estate.

     3.14.  Litigation and Government Claims.  There is no pending suit, action
            --------------------------------
or litigation, or administrative, arbitration or other proceeding or governmental investigation or inquiry, to which the Company is a party or to which its assets are subject which would, if decided against the Company, individually or in the aggregate, have a material adverse effect on the business, results of operations, assets or the condition, financial or otherwise, of the Company. To the knowledge of the Company, there are no such proceedings threatened, contemplated or any basis for any unasserted claims (whether or not the potential claimant may be aware of the claim) which would, if decided against the Company, individually or in the aggregate, have a material adverse effect on the business, results of operations, assets or the condition, financial or otherwise, of the Company.

     3.15.  No Violations or Defaults.  To the knowledge of the Company and the
            -------------------------
Shareholders, the Company is not in violation of or default under nor has any event occurred that, with the lapse of time or the giving of notice or both, would constitute a violation of or default under, or permit the termination or the acceleration of maturity of, or result in the imposition of a lien, claim or encumbrance upon any property or asset of the Company pursuant to, the articles of incorporation or bylaws of the Company or any loan or lease agreement, other agreement or instrument, judgment, order, injunction or decree to which the Company is a party, by which it is bound, or to which any of its assets is subject, except where such violation or default would not have a material adverse effect on the business, results of operations, assets or the condition, financial or otherwise, of the Company. To the knowledge of the Company, there are no existing violations of any law applicable to the Company's business that have a material adverse effect on the Company's business, operations, properties, assets or condition.

     3.16.  Labor Matters.
            -------------

            (a) The Company is not party to any collective bargaining agreements with any union, and no collective bargaining agreement is currently being negotiated by the Company.

            (b) There are no discrimination charges against the Company (relating to sex, age, race, national origin, handicap or veteran status) pending before any federal or state agency or authority.

            (c) There is no labor strike or similar material dispute pending or, to the best knowledge of the Company, threatened against or involving the Company.

            (d) There is no arbitration proceeding under any collective bargaining agreement pending or, to the knowledge of the Company, threatened involving any employees of the Company.

            (e) For the past two years, the Company has followed the practices outlined in its employee policy manuals in all material respects with regard to conditions and terms of employment and termination benefits with respect to its employees.

     3.17.  Investment Representations.  Each of the Shareholders acknowledges
            --------------------------
receipt of the SEC Reports described in Section 4.7 from Parent and the opportunity to ask questions of and receive answers from representatives of the management of Parent concerning an investment in Parent Common Stock, and acknowledges and agrees that (a) the shares of Parent Common Stock to be received by virtue of the Merger are being acquired for investment purposes and not with a view to the distribution or resale thereof in violation of the Securities Act of 1933, as amended (the "1933 Act"), and cannot be resold unless they are registered under the 1933 Act and applicable state securities laws or an exemption from registration is available therefor and (b) either such Shareholder is an "accredited investor" as such term is used in Regulation D under the 1933 Act or such Shareholder has appointed Clarence Peterson to act as a "purchaser representative" in accordance with Regulation D.

     3.18.  Transaction with Affiliates.  Upon the occurrence of the Closing,
            ---------------------------
neither the Shareholders nor any Affiliate of the Shareholders will have any interest in or will own any property or right used principally in the conduct of the Company's business. The term "Affiliate" shall mean the Shareholders, or any member of the immediate family (including brother, sister, descendant, ancestor or in-law) of the Shareholders, or any corporation, partnership, trust or other entity in which the Shareholders or any such family member has a substantial interest or is a director, officer, partner or trustee.

     3.19.  Brokers and Finders.   Other than McCabe & Associates (whose fees
            -------------------
and expenses incurred in connection with the transactions contemplated by this Agreement shall equal no more than $230,000), the Company has not engaged any person to act or render services as a broker, finder or similar capacity in connection with the transactions contemplated herein and no person has, as a result of any agreement or action by the Company, any right or valid claim against the Company, Parent or any of Parent's affiliates for any commission, fee or other compensation as a broker or finder, or in any similar capacity in connection with the transactions contemplated herein.

     3.20.  Renewal Notes.  As of the Closing Date, each of the persons (the
            -------------
"Obligors") that has issued a note (the "Note") to the Company as consideration for their purchase of Company Common Stock that was formerly owned by another shareholder of the Company shall execute a renewal promissory note (in the form attached as Exhibit D hereto, each a "Renewal Note") to the Company in the amount of the outstanding balance under the original Note. Pursuant to a Renewal Note, each Obligor has pledged to Parent as security for the repayment of his obligations thereunder an amount of Parent Common Stock as is equal to the product of (a) 1.25 and (b) the principal amount of the Renewal Note divided by the Determination Price. The Obligors and the principal amount of the Renewal Notes are designated on Schedule 1 hereto.

4.   REPRESENTATIONS AND WARRANTIES OF PARENT AND SUBSIDIARY.  Parent and
     -------------------------------------------------------
Subsidiary, jointly and severally, represent and warrant to the Company and the Shareholders as follows:

     4.1.   Organization and Good Standing.  Parent is a corporation duly
            ------------------------------
organized, validly existing and in good standing under the laws of the State of Texas. Subsidiary is a corporation duly organized, validly existing and in good standing under the laws of the State of Colorado and is a wholly-owned subsidiary of Parent.

     4.2.  Foreign Qualification.  Each of Parent and Subsidiary is duly
           ---------------------
qualified or licensed to do business and in good standing as a foreign corporation in every jurisdiction where the failure so to qualify could have a material adverse effect on its business, operations, assets or financial condition.

     4.3.  Corporate Power and Authority.  Each of Parent and Subsidiary has the
           -----------------------------
corporate power and authority and all licenses and permits required by governmental authorities to own, lease and operate its properties and assets, to carry on its business as currently being conducted, and each has the corporate power and authority and all licenses and permits required by governmental authorities to execute, deliver and perform this Agreement.

     4.4.  Binding Effect.  This Agreement has been or will have been duly
           --------------
authorized, executed and delivered by Parent and Subsidiary and is the legal, valid and binding obligations of each of them, enforceable in accordance with its terms except that (a) enforceability may be limited by bankruptcy, insolvency, or other similar laws affecting creditors' rights and (b) the availability of equitable remedies may be limited by equitable principles of general applicability.

     4.5.  Compliance with Other Instruments.  Neither the execution and
           ---------------------------------
delivery by Parent or Subsidiary of this Agreement nor the consummation by them of the transactions contemplated hereby will violate, breach, be in conflict with, or constitute a default under, or permit the termination or the acceleration of maturity of, or result in the imposition of any lien, claim or encumbrance upon any property or asset of Parent or Subsidiary pursuant to, their respective certificates of incorporation or bylaws, or any note, bond, indenture, mortgage, deed of trust, evidence of indebtedness, loan or lease agreement, other agreement or instrument, judgment, order, injunction or decree by which Parent or Subsidiary is bound, to which either is a party, or to which their assets are subject.

     4.6.  Parent Shares.  The Parent Common Stock to be issued by virtue of the
           -------------
Merger (the "Parent Shares"), when issued and delivered, will be duly authorized, validly issued, fully paid, and nonassessable, free and clear of all liens, claims and encumbrances. Parent does not make any representation as to the market price which the Shareholders will realize upon the ultimate disposition of the Parent Shares, it being acknowledged by the Shareholders that the market price of publicly traded securities will be affected by many factors which are outside the control of Parent and as to which it can offer no assurance.

     4.7.  Parent Reports to SEC.  Parent has furnished to the Shareholders true
           ---------------------
and complete copies of (a) the Parent's Annual Report to Stakeholders for the year ended September 29, 1996 and (b) the Parent's Quarterly Report on Form 10-Q for the first three fiscal quarters of fiscal 1997 (collectively the "SEC Reports"). The SEC Reports did not, on their respective dates of filing, contain an untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading. Parent has filed on a timely basis all documents required to be filed by it with the Securities and Exchange Commission (the "SEC") and all such documents complied as to form with the applicable requirements of law. All financial statements included in such documents, including without limitation, the SEC Reports, (i) complied as to form in all material respects with the applicable accounting requirements and the published rules and regulations of the SEC with respect thereto, (ii) were prepared in accordance with generally accepted accounting principles applied on a consistent basis throughout the periods covered thereby (except as may be indicated therein), (iii) fairly present the financial position, results of operations and cash flows of Parent as of the respective dates thereof and for the periods referred to therein, and (iv) are consistent with the books and records of Parent. Since the date of the most recent SEC Reports, there has not been any material adverse change in the assets, business, financial condition or results of operations of Parent.

     4.8.  No Material Undisclosed Liabilities.  There are no material
           -----------------------------------
liabilities or obligations of Parent of any nature, whether absolute, accrued, contingent or otherwise, other than (a) the liabilities and obligations that are fully reflected in the SEC Reports, or incurred in the ordinary course of business and consistent with past practices since the date of such SEC Reports,
(b) liabilities or obligations not required to be disclosed in financial statements prepared in accordance with generally accepted accounting principles and (c) liabilities incurred in connection with this Agreement and the transactions contemplated hereby.

     4.9.  Brokers and Finders.  Neither Parent nor Subsidiary has engaged any
           -------------------
person to act or render services as a broker, finder or similar capacity in connection with the transactions contemplated herein and no person has as a result of any agreement or action by Parent or Subsidiary any right or valid claim against the Company or any of the Company's affiliates for any commission, fee or other compensation as a broker or finder, or in any similar capacity in connection with the transactions contemplated herein.

5.   CERTAIN COVENANTS.
     -----------------

     5.1.  Cooperation.  Each of the parties hereto shall, and shall cause each
           -----------
of its affiliates to, use its best efforts to (a) obtain at the earliest practicable date and, in any event, before the Closing Date, any approvals, authorizations and consents necessary to consummate the transactions contemplated by this Agreement; (b) as reasonably requested by the other, cooperate with and keep the other informed in connection with this Agreement; and (c) take such actions as the other parties may reasonably request to consummate the transactions contemplated by this Agreement and diligently attempt to satisfy, to the extent within its control, all conditions precedent to its obligations to close the transactions contemplated by this Agreement; provided, however, that nothing in this Section 5.1 shall require a party to expend any monies to obtain the consent of a third party except as otherwise specifically required under this Agreement.

     5.2.  Maintenance of Company Business and Assets.  The Shareholders
           ------------------------------------------
covenant that between the date hereof and the Closing, except as contemplated hereby or with the prior consent of Parent, they will cause the Company to refrain from doing any of the following: (a) entering into any transaction other than in the ordinary course of business, (b) permitting any encumbrance, mortgage or pledge on any asset of the Company, (c) disposing of any material asset of the Company, (d) effecting any change in the capitalization of the Company or (e) incurring any indebtedness not reflected on the Company Financial Statements.

     5.3.  Registration of Parent Common Stock.
           -----------------------------------

           (a) As soon as practicable, Parent shall prepare and file with the SEC a Registration Statement on Form S-3 (the "Registration Statement") registering the Parent Shares for resale to the public. Parent shall use its best efforts to cause the Registration Statement (i) to become effective as soon as practicable after the filing thereof (but in any event prior to the "Pooling Publication Date" (defined herein) and (ii) to remain effective so that such Parent Shares may be offered and sold on a continuous or delayed basis in accordance with Rule 415 under the 1933 Act, until the earlier of one year after the Closing Date or such time as all of the Parent Shares have been sold by the Shareholders.

           (b) Based upon the written opinion of Parent's securities law counsel, Parent may, by written notice to the Shareholders, for a period not to exceed 60 days, suspend or withdraw the Registration Statement and require that the Shareholders cease sales of the Parent Shares thereunder, if (i) Parent is engaged in negotiations or preparations for any transaction that Parent desires to keep confidential for valid business reasons, and (ii) Parent determines in good faith that the public disclosure requirements imposed on Parent as a result of the Registration Statement would require public disclosure of such negotiations or preparations; provided, however, that Parent may not exercise this right on more than one occasion.

           (c) Parent agrees to indemnify and hold harmless the Shareholders, and any broker or agent selling the Parent Shares on behalf of the Shareholders, against any losses, claims, damages or liabilities to which any such person may become subject under the 1933 Act, or otherwise, insofar as such losses, claims, damages or liabilities arise from any untrue statement or alleged untrue statement of a material fact contained in the Registration Statement or prospectus included therein, or any supplemental filings, or other documents, incident to the Registration Statement, or arise out of or are based upon the omission to state therein a fact required to be stated therein or necessary to make the statements therein not misleading (except insofar as such losses, claims, damages or liabilities arise out of or are based upon information furnished in writing to Parent by or on behalf of the Shareholders specifically for use in such registration statement or prospectus).

           (d) Parent shall bear all expenses of the Registration Statement filed hereunder, which shall include, without limitation, all registration and filing fees and the reasonable fees and disbursements of counsel and accountants for Parent; but which shall not include any selling commissions or underwriting discounts or stock transfer taxes for the Shareholders or their brokers or underwriters or of any counsel or accountants retained by the Shareholders.

     5.4.  Pooling.  From and after the date hereof and until the Effective
           -------
Date, the Parent, the Company, the Shareholders and their respective subsidiaries or other affiliates shall not, to the best of their knowledge, (a) take any action, or fail to take any action, that would jeopardize the treatment of the Merger as a "pooling of interest" for accounting purposes or (b) take any action, or fail to take any action, that would jeopardize qualification of the Merger as a reorganization within the meaning of Section 368 of the Code. The Shareholders that are "affiliates" of the Company , as such term is used in Regulation D promulgated under the 1933 Act, which affiliates are designated on
Schedule 1 as "Affiliated Shareholders", have agreed that, until such time (the "Pooling Publication Date") as financial results of Parent covering at least thirty days of combined operations of Parent and the Company subsequent to the Closing Date have been published (it being understood that Parent will use its best efforts to cause such publication as promptly as practicable after the Closing consistent with the federal securities laws and accounting requirements but in no event later than the 60th day after the Closing Date), they will not sell or otherwise dispose of any Parent Shares. Parent will give instructions to its transfer agent with respect to the Parent Shares to the effect that no transfer of such shares by an Affiliated Shareholder shall be effected until the Pooling Publication Date.

     5.5.  Shareholder Action.  Each of the Shareholders hereby represents that
           ------------------
they will vote all shares of Company Common Stock held directly or indirectly by them in favor of the adoption and approval of this Agreement and the transactions contemplated hereby, and the Company shall provide to Parent evidence of such agreements, in form and substance reasonably satisfactory to the Parent.

     5.6.  Employee Benefits. As soon as practicable after the Effective Date,
           -----------------
all employees of the Company, other than Jeffrey Cohn and Clarence Peterson, shall be included in the Parent's employee benefit plans (if such plans have replaced the existing Company employee benefit plans) and shall be given credit for their periods of service with the Company as if such service were with the Parent in determining their eligibility for inclusion in, and the level of benefits granted after the Effective Date under, such plans.

     5.7.  Post-Closing Financial Examination.  Parent and the Shareholders
           ----------------------------------
shall undertake the following procedure with respect to an examination of the financial condition of the Company as of the Closing:

           (a) Not later than 100 days after the Closing, the Parent, at its own cost, shall prepare and deliver to the Shareholders an unaudited balance sheet of the Company as of the Closing Date (the "Closing Balance Sheet"), prepared in accordance with generally accepted accounting principles, applied consistently with the Company's past practices. The Shareholders shall conduct a complete physical inventory of the Company's product inventory and fixed assets as of the Closing Date for the purpose of preparing the Closing Balance Sheet and shall permit Parent and its accountants to participate in such audit.

           (b) In connection with preparing the Closing Balance Sheet, Parent shall determine the Net Book Value (as defined herein) of the Company as of the Closing Date (the "Closing Date Value"), which shall be set forth on the Closing Balance Sheet. For purposes of this Agreement, "Net Book Value" shall mean the difference of (i) total assets of the Company less
     (ii) total liabilities of the Company (including Bank Debt (as defined hereinafter)), as computed in accordance with generally accepted accounting principles consistently applied.

           (c) Within 60 days after the Closing Balance Sheet is delivered to the Shareholders pursuant to clause (a) above, the Shareholders, at their own cost, shall complete their examination thereof, and provide for the examination thereof by their accountants, if necessary, and shall deliver to the Parent either (i) a written acknowledgment accepting the Closing Balance Sheet, including the determination of the Closing Date Value, or
     (ii) a written report of a Big Six accounting firm engaged by Shareholders setting forth in reasonable detail any proposed adjustments to the Closing Balance Sheet or the Closing Date Value ("Adjustment Report"). A failure by the Shareholders to deliver the Adjustment Report within the required 60 day period shall constitute their acceptance of the Closing Balance Sheet and the Closing Date Value.

           (d) During a period of 30 days following the receipt by the Parent of the Adjustment Report, the Shareholders and Parent shall attempt to resolve any difference they may have with respect to the matters raised in the Adjustment Report. In the event Shareholders and Parent fail to agree on all of the proposed adjustments contained in the Adjustment Report within such 30 day period, then Shareholders and Parent mutually agree that the Boulder, Colorado office of [independent Big Six firm] (the "Independent Auditors") shall make the final determination with respect to the correctness of the proposed adjustments in the Adjustment Report in light of the terms and provisions of this Agreement. The decision of the Independent Auditors shall be final and binding on the Shareholders and Parent, and may be used in a court of law by either the Shareholders or Parent for the purpose of enforcing such decision. The costs and expenses of the Independent Auditors and their services rendered pursuant to this clause (d) shall be borne by the non-prevailing party or, if neither party prevails, equally by Shareholders and Parent.

     5.8.  Bank Debt.  On the Closing Date, Parent shall repay all of the
           ---------
Company's bank indebtedness outstanding as of such date (the "Bank Debt") which amount shall not exceed approximately $2,208,560.

6.   CONDITIONS PRECEDENT TO OBLIGATIONS OF THE COMPANY AND THE SHAREHOLDERS.
     -----------------------------------------------------------------------
The obligations of the Company and the Shareholders to consummate the transactions contemplated by this Agreement shall be subject to the satisfaction on or before the Closing Date of each of the following conditions:

     6.1.  Compliance.  Parent and Subsidiary shall have, or shall have caused
           ----------
to be, satisfied or complied with and performed in all material respects, all terms, covenants and conditions of this Agreement to be complied with or performed by them on or before the Closing Date.

     6.2.  Representations and Warranties.  All of the representations and
           ------------------------------
warranties made by Parent and Subsidiary in this Agreement and in all certificates and other documents delivered by them to the Company pursuant hereto, shall have been true and correct in all material respects as of the date hereof, and shall be true and correct in all material respects at the Closing Date with the same force and effect as if such representations and warranties had been made at and as of the Closing Date, except for changes permitted or contemplated by this Agreement.

     6.3.  Legal Opinion.  The Company shall have received the opinion of Crouch
           -------------
& Hallett, L.L.P., counsel to Parent and Subsidiary, dated the Closing Date, in the form reasonably acceptable to the Shareholders.

     6.4.  Employment Agreements.  Parent shall have entered into the Employment
           ---------------------
and Non-Competition Agreements in the forms of Exhibits A-1 and A-2 hereto (the "Employment Agreements") with Terry Tierney and Kevin Knox, respectively.

7.   CONDITIONS PRECEDENT TO OBLIGATIONS OF PARENT AND SUBSIDIARY.  Except as
     ------------------------------------------------------------
may be waived by Parent and Subsidiary, the obligations of Parent and Subsidiary to consummate the transactions contemplated by this Agreement shall be subject to the satisfaction, on or before the Closing Date, of each of the following conditions:

     7.1.  Compliance.  The Company and the Shareholders shall have, or shall
           ----------
have caused to be, satisfied or complied with and performed in all material respects all terms, covenants, and conditions of this Agreement to be complied with or performed by the Company or the Shareholders (as the case may be) on or before the Closing Date.

     7.2.  Representations and Warranties.  All of the representations and
           ------------------------------
warranties made by the Company and Shareholders in this Agreement, the exhibits attached hereto and in all certificates and other documents delivered by the Company pursuant hereto, shall have been true and correct in all material respects as of the date hereof, and shall be true and correct in all material respects at the Closing Date with the same force and effect as if such representations and warranties had been made at and as of the Closing Date, except for changes permitted or contemplated by this Agreement.

     7.3.  Legal Opinion.  Parent and Subsidiary shall have received the opinion
           -------------
of Stuart A. Cohn, Ltd., counsel for the Company, Jeffrey Cohn, Clarence Peterson and William McReynolds, dated as of the Closing Date, in form reasonably acceptable to the Parent and Subsidiary.

     7.4.  Employment Agreements.  Messrs. Tierney and Knox shall have entered
           ---------------------
into the Employment Agreements with Parent.

     7.5.  Non-Competition Agreements.  Parent and each of Jeffrey Cohn and
           --------------------------
Clarence Peterson shall have entered into the Non-Competition Agreements in the form of Exhibit B hereto (the "Non-Competition Agreements").

     7.6.  Receipt of Pooling Letters.  Parent shall have received (i) a letter
           --------------------------
from KPMG Peat Marwick LLP, dated the Effective Date and addressed to Parent, stating substantially to the effect that, based on such firm's review of this Agreement and the other procedures set forth in such letter, such firm concurs that the Merger will qualify as a pooling of interests transaction under Opinion 16 of the Accounting Principles Board; and (ii) a letter from Arthur Andersen LLP, independent auditors for the Company, that the Company qualifies as an entity such that the Merger will qualify as a pooling of interests transaction.

     7.7.  Renewal Notes.  Each of the Obligors has executed and delivered to
           -------------
Purchaser a renewal note in the form of Exhibit D and pledged a certain number of shares of Parent Common Stock as set forth therein.

     7.8.  Third Party Consents.  Parent shall have received the approval from
           --------------------
any other required governmental bodies or third parties to the consummation of the transactions contemplated by the Merger effective as of the Closing Date.

8.  INDEMNIFICATION.
    ---------------

    8.1.  Indemnification of Parent and Subsidiary.  Subject to the limitations
          ----------------------------------------
set forth in Sections 8.3 and 8.4, the Shareholders, jointly and severally, shall indemnify and hold Parent and Subsidiary harmless from, against, for and in respect of (a) any and all damages, losses, settlement payments, obligations, liabilities, claims, actions or causes of action and encumbrances suffered, sustained, incurred or required to be paid by Parent or Subsidiary, net of any resulting income tax benefits to Parent or Subsidiary, because of (i) the breach of any written representation, warranty, agreement or covenant of the Company or any Shareholder contained in this Agreement, or (ii) any outstanding lawsuits, proceedings or actions pending or threatened against the Company that relate to periods prior to the Closing (the "Litigation Claims"); and (b) all reasonable costs and expenses (including, without limitation, attorneys' fees, interest and penalties) incurred by Parent or Subsidiary in connection with any action, suit, proceeding, demand, assessment or judgment incident to any of the matters indemnified against in this Section 8.1. In order to secure the indemnification obligations of the Shareholders hereunder, the Shareholders have entered into the Post-Closing Escrow Agreement.

    8.2.  Indemnification of Shareholders.  Subject to the limitations set
          -------------------------------
forth in Sections 8.3 and 8.4, Parent and Subsidiary, jointly and severally, shall indemnify and hold the Shareholders harmless from, against, for and in respect of: (a) any and all damages, losses, settlement payments, obligations, liabilities, claims, actions or causes of action and encumbrances suffered, sustained, incurred or required to be paid by the Shareholders, net of any resulting income tax benefits to the Shareholders, because of the breach of any written representation, warranty, agreement or covenant of Parent or Subsidiary contained in this Agreement; (b) any and all liabilities, obligations, claims and demands arising out of the ownership or operation of the Company on and after the Closing Date, except to the extent the same arises from a breach of any written representation, warranty, agreement or covenant of the Company or the Shareholders contained in this Agreement (other than agreements or covenants of the Company to be performed after the Closing); and (c) all reasonable costs and expenses (including, without limitation, attorneys' fees, interest and penalties) incurred by the Shareholders in connection with any action, suit, proceeding, demand, assessment or judgment incident to any of the matters indemnified against in this Section 8.2.

    8.3.  Survival of Representations, Warranties and Covenants.  All
          -----------------------------------------------------
representations, warranties, covenants and agreements made by any party to this Agreement or pursuant hereto shall be deemed to be material and to have been relied upon by the parties hereto, and shall survive for one year following the Closing Date. Notice of any claim, whether made under the indemnification provisions hereof or otherwise, based on a breach of a representation, warranty, covenant or agreement must be given prior to the expiration of such representation, warranty, covenant or agreement; and any claim not made within such period shall be of no force or effect.

The representations and warranties hereunder shall not be affected or diminished by any investigation at any time by or on behalf of the party for whose benefit such representations and warranties were made. All statements contained herein or in any certificate, exhibit, list or other document delivered pursuant hereto shall be deemed to be representations and warranties.

     8.4.  General Rules Regarding Indemnification.  The obligations and
           ---------------------------------------
liabilities of each indemnifying party hereunder with respect to claims resulting from the assertion of liability by the other party shall be subject to the following terms and conditions:

           (a) The indemnified party shall give prompt written notice (which in no event shall exceed 30 days from the date on which the indemnified party first became aware of such claim or assertion) to the indemnifying party of any claim which might give rise to a claim by the indemnified party against the indemnifying party based on the indemnity agreements contained in Sections 8.1 or 8.2 hereof, stating the nature and basis of said claims and the amounts thereof, to the extent known.

           (b) If any action, suit or proceeding is brought against the indemnified party with respect to which the indemnifying party may have liability under the indemnity agreements contained in Sections 8.1 or 8.2 hereof, the action, suit or proceeding shall, at the election of the indemnifying party, be defended (including all proceedings on appeal or for review which counsel for the indemnified party shall deem appropriate) by the indemnifying party. The indemnified party shall have the right to employ its own counsel in any such case, but the fees and expenses of such counsel shall be at the indemnified party's own expense unless the employment of such counsel and the payment of such fees and expenses both shall have been specifically authorized in writing by the indemnifying party in connection with the defense of such action, suit or proceeding. Notwithstanding the foregoing, (i) if there are defenses available to the indemnified party which are inconsistent with those available to the indemnifying party to such extent as to create a conflict of interest between the indemnifying party and the indemnified party, the indemnified party shall have the right to direct the defense of such action, suit or proceeding insofar as it relates to such inconsistent defenses, and the indemnifying party shall be responsible for the reasonable fees and expenses of the indemnified party's counsel insofar as they relate to such inconsistent defenses, and (ii) if such action, suit or proceeding involves or could have an effect on matters beyond the scope of the indemnity agreements contained in Sections 8.1 and 8.2 hereof, the indemnified party shall have the right to direct (at its own expense) the defense of such action, suit or proceeding insofar as it relates to such other matters. The indemnified party shall be kept fully informed of such action, suit or proceeding at all stages thereof whether or not it is represented by separate counsel.

           (c) The indemnified party shall make available to the indemnifying party and its attorneys and accountants all books and records of the indemnified party relating to such proceedings or litigation and the parties hereto agree to render to each other such assistance as they may reasonably require of each other in order to ensure the proper and adequate defense of any such action, suit or proceeding.

           (d) The indemnified party shall not make any settlement of any claims without the written consent of the indemnifying party.

           (e) Parent shall be entitled to assert a claim against the Parent Shares escrowed pursuant to the Post-Closing Escrow Agreement in respect of any amounts to which it is entitled to receive by virtue of this Article 8.

           (f) The indemnification obligations of the Shareholders shall be joint and several; provided, however, that no Non-Core Shareholder shall be required to indemnify the Parent or Subsidiary for any amounts in excess of the Merger Consideration received by such Non-Core Shareholder.

9.   MISCELLANEOUS.
     -------------

     9.1.  Termination.  This Agreement and the transactions contemplated hereby
           -----------
may be terminated at any time on or before the Closing Date:

           (a) by mutual consent of the Company and Parent.

           (b) by Parent or Subsidiary if there has been a material misrepresentation or breach of warranty in the representations and warranties of the Company or the Shareholders set forth herein or if there has been any material failure on the part of the Company or the Shareholders to comply with its obligations hereunder;

           (c) by the Company or the Shareholder Representative (as defined in the Post-Closing Escrow Agreement) if there has been a material misrepresentation or breach of warranty in the representations and warranties of Parent or Subsidiary set forth herein or if there has been any material failure on the part of Parent or Subsidiary to comply with its obligations hereunder;

           (d) by the Company or Parent if the transactions contemplated by this Agreement have not been consummated by January 15, 1998, unless the parties otherwise agree or unless such failure of consummation is due to the failure of the terminating party to perform or observe the covenants and agreements hereof to be performed or observed by it at or before the Closing Date; and

           (e) by the Company or Parent if the transactions contemplated hereby violate any order, decree or judgment of any court or governmental body or agency having competent jurisdiction.

In the event of the termination of this Agreement pursuant to this Section 9.1, this Agreement shall forthwith become null and void and of no further force or effect; provided, however, that the parties hereto shall remain liable for any breach of this Agreement prior to its termination.

     9.2.  Expenses. Parent shall pay the reasonable expenses incurred by
           --------
Parent, Subsidiary, the Company and the Shareholders in connection with this Agreement and the transactions contemplated hereby; provided that, the aggregate
                                                    -------------
amount of reasonable expenses incurred by the Company and the Shareholders that are to be paid by the Parent shall not exceed $ 287,500.

     9.3.  Entire Agreement.  This Agreement and the exhibits hereto contain the
           ----------------
complete agreement among the parties with respect to the transactions contemplated hereby and supersede all prior agreements and understandings, oral or written, among the parties with respect to such transactions. Section and other headings are for reference purposes only and shall not affect the interpretation or construction of this Agreement. The parties hereto have not made any representation or warranty except as expressly set forth in this Agreement or in any certificate or schedule delivered pursuant hereto.

     9.4.  Remedies of the Surviving Corporation.  After the Closing, the
           -------------------------------------
Surviving Corporation shall have the same rights and benefits under this Agreement as does Parent and Subsidiary with respect to the representations, warranties and covenants of the Shareholders contained herein, as fully as if such representations, warranties and covenants had been made to or with the Surviving Corporation in lieu of Parent and Subsidiary. In any proceedings by Parent or Subsidiary to assert or prosecute any claims under, or to otherwise enforce, this Agreement or any other agreement contemplated hereby or any transaction contemplated hereby or thereby, each of the Shareholders agrees that he shall not assert as a defense or bar to recovery by the Surviving Corporation and hereby waives any right so to assert such defense or bar such recovery, that
(a) before the date of this Agreement the Company (as opposed to Parent and Subsidiary) had knowledge of the circumstances giving rise to the claim being pursued by it; (b) before the date of this Agreement the Company engaged in conduct or took action that caused or brought about the circumstances giving rise to its claim or otherwise contributed thereto; (c) the Surviving Corporation is estopped from asserting or recovering upon its claim by reason of having joined in the representations, warranties, and covenants made by Shareholders in this Agreement; or (d) Shareholders have a right of contribution from or indemnification by the Surviving Corporation to the extent that there is any recovery against him. Each of the Shareholders further agrees that he shall not under any circumstances whatsoever affirmatively seek any contribution from or indemnification by the Surviving Corporation for any losses, damages, expenses or other claims, regardless of form, suffered by him arising out of, related to or in connection with this Agreement or any other agreement contemplated hereby (except pursuant to Section 8.2) or any transaction contemplated hereby or thereby.

     9.5.  Public Announcements.  No party to this Agreement shall issue any
           --------------------
press release relating to, or otherwise publicly disclose, the transactions contemplated by this Agreement without the prior approval of the other parties. Notwithstanding the foregoing, any party may make such disclosure as may be required by law, provided the disclosing party obtains from the other party prior approval of the substance of the proposed disclosure (such as the content of a proposed press release), which approval may not be unreasonably withheld or delayed.

     9.6.  Counterparts.  This Agreement may be executed in any number of
           ------------
counterparts, each of which when so executed and delivered shall be deemed an original, and such counterparts together shall constitute only one original.

     9.7.  Notices.  All notices, demands, requests or other communications that
           -------
may be or are required to be given, served or sent by any party to any other party pursuant to this Agreement shall be in writing and shall be mailed by first-class, registered or certified mail, return receipt requested, postage prepaid, or transmitted by a reputable overnight courier service, facsimile transmission or by hand delivery, addressed as follows:

                (i)  If to the Shareholders:

                     c/o Clarence Peterson, as the
                     Shareholder Representative
                     1930 Central Avenue
                     Boulder, Colorado 80301
                     Fax (303) 449-5259
                     with a copy to:

                     Stuart Cohn
                     Xerox Centre
                     Suite 3330
                     55 West Monroe Street
                     Chicago, Illinois 60603
                     Fax (312) 704-4489

                (ii) If to the Company (after the Closing), Parent or
                     Subsidiary:

                     Whole Foods Market, Inc.
                     601 N. Lamar Blvd.
                     Suite 300
                     Austin, Texas 78703-5413
                     Attention:  John Mackey, Chairman
                     Fax: 512-477-1069

                     with a copy to:

                     Crouch & Hallett, L.L.P.
                     717 N. Harwood, Suite 1400
                     Dallas, Texas  75201
                     Attention:  Bruce H. Hallett
                     Fax: 214-953-0576

Each party may designate by notice in writing a new address to which any notice, demand, request or communication may thereafter be so given, served or sent. Each notice, demand, request or communication that is mailed, delivered or transmitted in the manner described above shall be deemed sufficiently given, served, sent and received for all purposes at such time as it is delivered to the addressee (with the return receipt, fax confirmation, the delivery receipt or the affidavit of courier or messenger being deemed conclusive evidence of such delivery) or at such time as delivery is refused by the addressee upon presentation.

     9.8.  Assignment; Successors and Assigns.  This Agreement may not be
           ----------------------------------
assigned by any of the parties hereto without the written consent of all the other parties. Subject to the preceding sentence, this Agreement and the rights, interests and obligations hereunder shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors and assigns.

     9.9.  Governing Law.  This Agreement shall be construed and enforced in
           -------------
accordance with the laws of the State of Texas.

     9.10.  Waiver and Other Action.  This Agreement may be amended, modified or
            -----------------------
supplemented only by a written instrument executed by the parties against which enforcement of the amendment, modification or supplement is sought.

     9.11.  Severability.  If any provision of this Agreement is held to be
            ------------
illegal, invalid, or unenforceable, such provision shall be fully severable, and this Agreement shall be construed and enforced as if such illegal, invalid or unenforceable provision were never a part hereof; the remaining provisions hereof shall remain in full force and effect and shall not be affected by the illegal, invalid or unenforceable provision or by its severance; and in lieu of such illegal, invalid or unenforceable provision, there shall be added automatically as part of this Agreement, a provision as similar in its terms to such illegal, invalid or unenforceable provision as may be possible and be legal, valid and enforceable.

     9.12.  Third-Party Beneficiaries.  This Agreement and the rights,
            -------------------------
obligations, duties and benefits hereunder are intended for the parties hereto, and no other person or entity shall have any rights, obligations, duties and benefits pursuant hereto.

     9.13.  Arbitration.  Any controversy or dispute among the parties arising
            -----------
in connection with this Agreement shall be submitted to a panel of three arbitrators and finally settled by arbitration in accordance with the commercial arbitration rules of the American Arbitration Association. Each of the disputing parties shall appoint one arbitrator, and these two arbitrators shall independently select a third arbitrator. Arbitration shall take place in Austin, Texas or such other location as the arbitrators may select. The prevailing party in such arbitration shall be entitled to the award of all costs and attorneys' fees in connection with such action as determined by such arbitration panel. Any award for monetary damages resulting from nonpayment of sums due hereunder shall bear interest from the date on which such sums were originally due and payable. Judgment upon the award rendered may be entered in any court having jurisdiction or application may be made to such court for judicial acceptance of the award and an order of enforcement, as the case may be.

     9.14.  Access To Records.  Following the Closing and for a period of four
            -----------------
years thereafter, the Company shall afford the Shareholder Representative (as defined in the Post-Closing Escrow Agreement), during normal business hours and with no less than three days advance notice, reasonable access to the financial books and records of the Company then in the Company's possession that specifically relate to the period prior to the Closing Date in order to facilitate the preparation or examination of any tax returns relating to such period; provided that, the Shareholders shall (a) bear any and all expenses incurred in connection with such access and (b) maintain the confidentiality of all information obtained by such access

(other than disclosure to governmental agencies required in connection with any tax return preparation or examination) and shall not use such information to the detriment or competitive disadvantage of the Company.

                                [signature page to follow]

     IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the day and year first above written.

                               WFM COLORADO ACQUISITION, INC.


                               By: /s/ Glenda Flanagan
                                  ----------------------------------------------
                               Name:
                               Title:

                               WHOLE FOODS MARKET, INC.


                               By: /s/ Glenda Flanagan
                                  ----------------------------------------------
                               Name:
                               Title:

                               ALLEGRO COFFEE COMPANY, INC.


                               By: /s/ Terrence P. Tierney
                                  ---------------------------------------------
                               Name: Terrence P. Tierney
                               Title: President and C.E.O.

                               SHAREHOLDERS:

                               /s/ Jeffrey Cohn
                               ------------------------------------------------
                               Jeffrey Cohn

                               /s/ Clarence Peterson
                               ------------------------------------------------
                               Clarence Peterson

                               /s/ William McReynolds
                               ------------------------------------------------
                               William McReynolds

                               /s/ Barnet Feinblum
                               ------------------------------------------------
                               Barnet Feinblum

                               /s/ Julie A. Feinblum
                               ------------------------------------------------
                               Julie A. Feinblum

                               /s/ Joshua Feinblum by Barnet Feinblum.
                               Custodian
                               ------------------------------------------------
                               Joshua Feinblum

                               /s/ Daniel Feinblum, by Barnet Feinblum,
                               Custodian
                               ------------------------------------------------
                               Daniel Feinblum

                               /s/ Michael Wilkins
                               ------------------------------------------------
                               Michael Wilkins

                               /s/ Stuart Cohn
                               ------------------------------------------------
                               Stuart Cohn

                               /s/ Terry Tierney
                               ------------------------------------------------
                               Terry Tierney

                               /s/ Anil Arora
                               ------------------------------------------------
                               Anil Arora

                               /s/ Kevin Knox
                               ------------------------------------------------
                               Kevin Knox

                               /s/ Patricia McCarthy
                               ------------------------------------------------
                               Patricia McCarthy

                               /s/ Lynne Vickerstaff
                               ------------------------------------------------
                               Lynne Vickerstaff

                               /s/ Jeff Schoolmaster
                               ------------------------------------------------
                               Jeff Schoolmaster

                               /s/ Karen Knoll
                               ------------------------------------------------
                               Karen Knoll

                               /s/ Joan Hillsten
                               ------------------------------------------------
                               Joan Hillsten

                               /s/ Richard Kessler
                               ------------------------------------------------
                               Richard Kessler

                               /s/ Wendy Goldner
                               ------------------------------------------------
                               Wendy Goldner

                               /s/ Charles M. Patnoi for
                               Charles M. Patnoi Trust
                               ------------------------------------------------
                               Charles M. Patnoi Trust